Exhibit (h)(6)(i)

Schedule A

Dated October 30, 2014
To The
Expense Limitation Agreement
Dated October 29, 2012
Between
Touchstone Tax-Free Trust and Touchstone Advisors, Inc.

FYE 6/30	Class	Expense Limit	Termination Date
Touchstone Ohio Tax-Free Bond Fund	A	0.85%	October 30, 2015
	C	1.60%	October 30, 2015

Touchstone Ohio Tax-Free Money Market	A	0.75%	October 30, 2015
	Institutional	0.50%	October 30, 2015

Touchstone Tax-Free Money Market	A	0.89%	October 30, 2015
	S	0.90%	October 30, 2015

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE TAX-FREE TRUST

By:	/s/ Terrie Wiedenheft

TOUCHSTONE ADVISORS, INC.

By:	/s/ Terrie Wiedenheft

By:	/s/ Tim Paulin

Signature Page — Schedule A to Expense Limitation Agreement